Exhibit 99.5

Consent of Cantor Fitzgerald & Co.

The Board of Directors

Advaxis, Inc.

9 Deer Park Drive, Suite K-1

Monmouth Junction, New Jersey

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated October 18, 2022 to the Board of Directors (in its capacity as such) of Advaxis, Inc. (“Advaxis”) included as Annex C, and to the references thereto under the captions “Prospectus Summary—Opinion of Advaxis’ Financial Advisor” and “The Merger—Opinion of Advaxis’ Financial Advisor—Cantor Fitzgerald” in the proxy statement/prospectus relating to the proposed merger involving Advaxis and Ayala Pharmaceuticals, Inc., which proxy statement/prospectus forms a part of this Registration Statement on Form S-4 of Advaxis. In giving the foregoing consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

CANTOR FITZGERALD & CO.

/s/ Cantor Fitzgerald & Co.

New York, New York

November 29, 2022